QEP RESOURCES, INC.
2018 LONG-TERM INCENTIVE PLAN

DEFERRED SHARE AWARD AGREEMENT

THIS DEFERRED SHARE AWARD AGREEMENT (the “Agreement”) is made as of _______________ (the “Effective Date”), between QEP Resources, Inc., a Delaware corporation (the “Company”), and ______________ (the “Grantee”). Terms not defined herein shall have the meanings ascribed to them in the QEP Resources, Inc. 2018 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

1.
Grant of Deferred Shares. Subject to the terms and conditions of this Agreement, the Plan and the Wrap Plan (as defined below), on the Effective Date, the Company hereby grants to the Grantee the right to receive ________ shares of the Company’s Common Stock (the “Deferred Shares”). The Grantee has previously elected to defer receipt of the Deferred Shares in accordance with the terms of the QEP Resources, Inc. Deferred Compensation Wrap Plan - Deferred Compensation Program (the “Wrap Plan”). For the avoidance of doubt, the Deferred Shares shall become a part of the Grantee’s Deferred Compensation Sub-Account that is invested in the “Common Stock Option” under Section 5.3(b) of the Deferred Compensation Program under the Wrap Plan.

2.
Vesting. Except as provided otherwise in this Agreement, the Deferred Shares shall vest in [three substantially equal increments on an annual basis following the Effective Date], subject to the Grantee’s continued Service from the Effective Date until the applicable vesting date (each, a “Vesting Date”). The number of Deferred Shares that are vested shall be cumulative, so that once a Deferred Share becomes vested, it shall continue to be vested.

3.
Termination of Employment; Forfeiture. If the Grantee’s employment with the Employer terminates, the Deferred Shares shall be treated as follows unless the Grantee is subject to an employment agreement or other agreement with the Employer that governs the treatment of the Deferred Shares upon termination, in which case the terms of the other agreement shall govern.

a)	Death or Disability. If the Grantee’s employment with the Employer terminates due to the Grantee’s death or Disability prior to any Vesting Date, any unvested Deferred Shares shall vest in full.

b)
Other Terminations of Employment. Except as provided in Section 3(a) above or Section 5(a) below, if the Grantee’s employment with the Employer is terminated for any reason prior to any Vesting Date, the Grantee shall forfeit all Deferred Shares that are not yet vested at the time of such termination.

4.
Payment. Except as otherwise provided under the Wrap Plan, any vested Deferred Shares shall be distributed to the Grantee in accordance with the terms of the deferral election previously made by the Grantee with respect to the Deferred Shares under the Wrap Plan.

5.
Change in Control. For the avoidance of doubt, upon a Change in Control of the Company, notwithstanding the deferral election made by the Grantee under the Wrap Plan, the Committee shall distribute all of the Deferred Shares to the Grantee within 60 days following the date of such Change in Control, in accordance with Section 6.2 of the Wrap Plan, provided that any unvested Deferred Shares shall be distributed in the form of an equal number of shares of Restricted Stock (the “Restricted Shares”). The Restricted Shares distributed to the Grantee shall vest on the same schedule as the Deferred Shares with respect to which the Restricted Shares relate in accordance with Section 2 of this Agreement (except as provided in Section 5(a) below) and, until the Restricted Shares become vested, shall be subject to forfeiture in accordance with Section 3 of this Agreement. Upon vesting, the restrictions shall lapse and the Restricted Shares shall no longer be subject to forfeiture. In addition, the following terms and conditions shall apply to the Restricted Shares.

a)
Termination Following a Change in Control. If, upon a Change in Control of the Company or within the three years thereafter, the Grantee’s employment with the Employer is terminated (i) by the Grantee’s Employer for any reason other than Cause or (ii) by the Grantee for Good Reason within 60 days following the expiration of the cure period afforded to the Company to rectify the condition giving rise to Good Reason, the Restricted Shares shall vest in full and no longer be subject to forfeiture. For purposes of this Section 5(a):

i.
“Cause” means the Grantee’s:  (i) willful and continued failure to perform substantially the Grantee’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), following written demand for substantial performance delivered to the Grantee by the Board or the Chief Executive Officer of the Company; or (ii) willful engagement in conduct that is materially injurious to the Employer. For purposes of this definition, no act or failure to act on the part of the Grantee shall be considered “willful” unless it is done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s action or omission was in the best interests of the Grantee’s Employer. The Company, acting through the Board, must notify the Grantee in writing that the Grantee’s employment is being terminated for “Cause”. The notice shall include a list of the factual findings used to sustain the judgment that the Grantee’s employment is being terminated for “Cause”.

ii.
“Good Reason” means any of the following events or conditions that occur without the Grantee’s written consent, and that remain in effect after notice has been provided by the Grantee to the Company of such event or condition and the expiration of a 30 day cure period:  (i) a material diminution in the Grantee’s gross annual base salary (as in effect immediately prior to the Change in Control of the Company), target incentive opportunity under any Annual Cash Incentive Plan or long-term incentive award opportunity under any Long-Term Incentive Plan or Stock Incentive Plan; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Grantee is required to report, including a requirement that the Grantee report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the Grantee retains authority; (v) a material change in the geographic location at which the Grantee performs services; or (vi) any other action or inaction that constitutes a material breach by the Employer of the Grantee’s employment agreement (if any). The Grantee’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 90 days, following the initial existence of the relevant event or condition. For purposes of this definition:

1.
“Annual Cash Incentive Plan” means any annual incentive plan, program or arrangement offered by the Employer pursuant to which the Grantee is eligible to receive a cash award, subject in whole or in part to the achievement of performance goals over a period of no more than one year, including without limitation the QEP Resources, Inc. Cash Incentive Plan.

2.
“Long-Term Incentive Plan” means any long-term incentive plan, program or arrangement offered by the Employer pursuant to which the Grantee is eligible to receive an award, subject in whole or in part to the achievement of performance goals over a period of more than one year, including without limitation the QEP Resources, Inc. Cash Incentive Plan.

3.
“Stock Incentive Plan” means any incentive plan offered by the Company pursuant to which upon or following vesting or exercise, as applicable, the Grantee is entitled to receive shares of the Company’s Common Stock, including without limitation the Plan.

b)
Transferability. Except as the Administrator may otherwise determine, Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order. If any transfer of Restricted Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration therefor, such shares from the owner thereof or his or her transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted. Upon vesting, the restrictions in this Section 5(b) shall lapse, the Restricted Shares shall no longer be subject to forfeiture.

c)
Enforcement of Restrictions. To enforce the restrictions on the Restricted Shares, the Restricted Shares will be held in electronic form in an account by the Company’s transfer agent or other designee until the restrictions have lapsed with respect to such shares, or such shares are forfeited, whichever is earlier.

d)	Rights of a Stockholder. Except as otherwise provided herein, the Grantee shall have all of the voting, dividend, liquidation and other rights of a stockholder with respect to the Restricted Shares.

e)	Tax Withholding Obligations.

i.
Upon taxation of the Restricted Shares, the Grantee shall make appropriate arrangements with the Company to provide for the payment of all applicable tax withholdings. The Grantee may elect to satisfy such withholding liability by:

1.	Payment to the Company in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company;

2.	Deduction from the Grantee’s regular pay;

3.
Withholding of a number of shares of vested Restricted Stock having an aggregate Fair Market Value equal to the minimum amount required to be withheld or such lesser amount as may be elected by the Grantee; or

4.
Transfer to the Company of a number of shares of Common Stock that were acquired by the Grantee more than six (6) months prior to the transfer to the Company, with such shares having an aggregate Fair Market Value equal to the amount required to be withheld or such lesser or greater amount as may be elected by the Grantee, up to the Grantee’s marginal tax payment obligations associated with the taxation of the Restricted Stock.

ii.
All elections under this Section 5(e) shall be subject to the approval or disapproval of the Committee. Unless the Committee determines otherwise or the Grantee has notified the Company in writing otherwise, the Grantee shall be deemed to have elected the method described in Section 5(e)(i)(3). The value of shares withheld or transferred shall be based on the Fair Market Value of the stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

iii. All elections under this Section 5(e) shall be subject to the following restrictions:

1.	All elections must be made prior to the Tax Date;

2.	All elections shall be irrevocable; and

3.
If the Grantee is an officer or director of the Company within the meaning of Section 16 of the Securities and Exchange Act of 1934 (“Section 16”), the Grantee must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of stock to satisfy such tax withholding obligation.

6.
No Rights as a Stockholder. Unless and until any actual shares of Common Stock are distributed to the Grantee pursuant to the terms of this Agreement and the Wrap Plan, the Grantee shall have no voting or other rights as a stockholder of the Company with respect to the Deferred Shares.

7.
Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee, or as approved by the Committee or its delegate. Notwithstanding any provision in this Agreement to the contrary, including Section 8, an amendment to the Plan that would materially and adversely affect the Grantee’s rights with respect to the Award granted hereunder will not be effective with respect to such Award.

8.
Relationship to Plan and the Wrap Plan. This Agreement shall not alter the terms of the Plan or the Wrap Plan. If there is a conflict between the terms of the Plan or the Wrap Plan and the terms of this Agreement, the terms of the Plan or the Wrap Plan, as applicable, shall prevail.

9.
Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

10.
Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan and the Wrap Plan.

11.
Entire Agreement; Binding Effect. Once accepted, this Agreement, the terms and conditions of the Plan, the Wrap Plan, and the Award set forth herein, constitute the entire agreement between the Grantee and the Company governing such Award, and shall be binding upon and inure to the benefit of the Company and to the Grantee and to the Company’s and the Grantee’s respective heirs, executors, administrators, legal representatives, successors and assigns.

12.
No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained in the employ of the Employer and this Agreement is limited solely to governing the rights and obligations of the Grantee with respect to the Award.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GRANTEE		QEP RESOURCES, INC.

	By:	/s/ Richard J. Doleshek
[Name]	Name:	Richard J. Doleshek
	Title:	Executive Vice President and Chief Financial Officer